                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [_]

Check the appropriate box:

   [_] Preliminary proxy statement

   [_] Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))

   [X] Definitive proxy statement

   [_] Definitive additional materials

   [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              NEON SYSTEMS, INC.
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

   [X] No fee required.

   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:
          ________

      (2) Aggregate number of securities to which transaction applies: ________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ________________

      (4) Proposed maximum aggregate value of transaction: ________

      (5) Total fee paid: ________

   [_] Fee paid previously with preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid: ________

      (2) Form, Schedule or Registration Statement No.: ________

      (3) Filing Party: ________

      (4) Date Filed: ________

[LOGO] NEON
Systems, Inc.

                      14100 Southwest Freeway, Suite 500
                            Sugar Land, Texas 77478

                               December 20, 2002

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of NEON Systems, Inc., to be held on Tuesday, February 4, 2003 at 10:00 a.m., Sugar Land, Texas time, at our offices located at 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. We hope you will be able to attend the annual meeting on February 4, 2003 to listen to information regarding actions to be taken, and to ask any questions you may have.

   Your vote is very important. Whether or not you plan to attend the annual meeting, please vote as soon as possible. In order to facilitate your voting, you may vote in person at the meeting, by sending in your written proxy, by telephone, or by using the Internet. Your vote by telephone, over the Internet or by written proxy will ensure your representation at the annual meeting if you cannot attend in person. Please review the instructions on the proxy card regarding each of these voting options.

   Thank you for your on-going support and continued interest in NEON Systems, Inc.

                                          Very truly yours,

                                          Louis R. Woodhill
                                          President and Chief Executive Officer

                              NEON SYSTEMS, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 4, 2003

TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of NEON Systems, Inc., a Delaware corporation, will be held on Tuesday, February 4, 2003 at 10:00 a.m., Sugar Land, Texas time, at our offices located at 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478, for the following purposes:

    1. To elect four Class III directors to the Board of Directors;

    2. To ratify the selection of KPMG LLP as independent auditors for the fiscal year ending March 31, 2003; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on December 11, 2002 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment of the meeting. All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting and entitled to vote may vote in person even if such stockholder returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Brian D. Helman
                                          Chief Financial Officer and Secretary

Sugar Land, Texas
December 20, 2002

  IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE OR YOU MAY VOTE BY TELEPHONE OR OVER THE INTERNET FOLLOWING THE DIRECTIONS ON THE PROXY CARD; EITHER METHOD WILL ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

 This proxy statement and proxy card are being distributed to the stockholders on or about December 20, 2002.

                              NEON SYSTEMS, INC.

                               -----------------

Q:  Why am I receiving this proxy statement?

A: The Board of Directors of NEON Systems, Inc., a Delaware corporation, is furnishing this proxy statement to stockholders of NEON as of December 11, 2002 in connection with the solicitation of proxies to be voted at NEON's annual meeting of stockholders, or at any adjournment of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at NEON's principal executive offices at 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478, on Tuesday, February 4, 2003 at 10:00 a.m., Sugar Land, Texas time.

Q:  Who is soliciting my vote?

A: This proxy statement is furnished in connection with the solicitation of your vote by the Board of Directors of NEON. NEON will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission and telephone by directors, officers, employees and agents of NEON, none of whom will receive additional compensation. NEON will also supply brokers, nominees or other custodians with the number of proxy forms, proxy statements and annual reports they may require for forwarding to beneficial owners and NEON will reimburse these persons for their expenses.

Q:  When was this proxy statement mailed to stockholders?

A: This proxy statement was first mailed to stockholders on or about December 20, 2002.

Q:  What may I vote on?

A:. The election of four Class III directors to serve on the Board of Directors;

  . The ratification of KPMG LLP as independent auditors for the fiscal year ending March 31, 2003; and

  . At the discretion of the persons named in the enclosed form of proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

Q:  How does the Board recommend I vote on the proposals?

A:. The Board recommends a vote FOR each of the nominees to serve on the Board of Directors; and

  . The Board recommends a vote FOR the ratification of the independent auditors.

Q:  Who is entitled to vote?

A: Stockholders of record at the close of business on December 11, 2002 (the record date) may vote at this meeting.

Q:  How do I vote?

A:  Stockholders entitled to vote may vote by any one of the following methods:

  . By mail by signing, dating and completing the enclosed proxy card and returning it in the enclosed postage-prepaid envelope;

  . By telephone by calling the toll-free telephone number and following the instructions for voting by telephone set forth on your proxy card;

  . By the Internet by following the instructions for Internet voting set forth on your proxy card; or

  .   In person, at the meeting.

   If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Q:  How can I revoke or change my vote?

A: If you have already voted and wish to change or revoke your proxy, you may do so at any time prior to the meeting by any one of the following methods:

  . Notifying in writing Brian D. Helman, Chief Financial Officer and Secretary, NEON Systems, Inc., 14100 Southwest Freeway, Suite 500, Sugar Land, Texas, 77478;

  .   Voting in person at the meeting;

  .   Returning a later-dated proxy card that is received prior to the meeting;
      or

  . Subsequently voting by telephone or by following the Internet instructions found on your proxy card.

Q:  Who will count the votes?

A: A representative of our transfer agent, ChaseMellon Shareholder Services, will count the votes and act as inspector of the election.

Q:  Is my vote confidential?

A: Proxy cards, ballots and voting tabulations of Internet and telephone votes that identify individual stockholders are mailed or returned directly to ChaseMellon and handled in a manner that protects your voting privacy. Your vote will not be disclosed except:

  .   as needed to permit ChaseMellon to tabulate and certify the vote; or

  .   as required by law.

   Your identity will be kept confidential unless you ask that your name be disclosed.

Q:  How many votes do I have?

A: As of the close of business on the record date of December 11, 2002, 8,739,627 shares of common stock were issued and outstanding. Every stockholder is entitled to one (1) vote for each share of common stock held.

Q:  What is a "Quorum" and what vote is required to pass proposals?

A: A "quorum" is a majority of the outstanding shares. The person with the right to vote the shares may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining a quorum. A plurality of the votes cast at the meeting is required to elect directors. Cumulative voting is not permitted in the election of directors. The affirmative vote of a majority of the voting power represented at the meeting and entitled to vote is required on all other matters subject to approval.

Q:  Who can attend the annual meeting and how do I get on the guest list?

A: All stockholders as of the close of business on the record date of December 11, 2002 can attend. To be included on the guest list, you may check the box on your proxy card. If your shares are held by a broker and you would like to attend, please write to Brian D. Helman, Chief Financial Officer and Secretary, NEON Systems, Inc., 14100 Southwest Freeway, Suite 500, Sugar Land, Texas, 77478. Include a copy of your brokerage account statement or omnibus proxy (which you can get from your broker), and we will place your name on the guest list.

Q:  How will voting on any other business be conducted?

A: We do not know of any business to be considered at this annual meeting other than the proposals described in this proxy statement. If any other business is presented at the annual meeting, your signed proxy card gives discretionary authority to Louis R. Woodhill or Brian D. Helman to vote on such matters.

Q:  When are the stockholder proposals for the next annual meeting due?

A: Stockholder proposals will be eligible for consideration for inclusion in the proxy statement for the next annual meeting, which will be held in the fourth calendar quarter of 2003 or first calendar quarter of 2004, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 if such proposals are submitted in writing to Brian D. Helman, Chief Financial Officer and Secretary, NEON Systems, Inc., 14100 Southwest Freeway, Suite 500, Sugar Land, Texas, 77478 and received before the close of business on June 30, 2003. Notices of stockholder proposals submitted outside the processes of Rule 14a-8 will be considered timely, pursuant to the advance notice requirement set forth in NEON's bylaws, if such notices are received by the secretary of NEON not less than 60 nor more than 90 days prior to the scheduled date of the annual meeting in the manner provided in the bylaws or, if less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, stockholders may give timely notice of a proposal no later than 10 days after the day such notice or public disclosure was made, whichever was earlier.

Q:  Where are your principal executive offices?

A: Our principal executive offices are located at 14100 Southwest Freeway, Suite 500, Sugar Land, Texas 77478, telephone number (281) 491-4200.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

   We currently have ten directors holding office. The directors are divided into three classes with staggered terms as follows:

  . Class I Directors, Louis R. Woodhill, James R. Woodhill and Charles E. Noell, III, whose terms will expire at the next annual meeting to be held in the fourth calendar quarter of 2003 or the first calendar quarter of 2004.

  . Class II Directors, Richard Holcomb, George H. Ellis and Norris van den Berg, whose terms will expire at the annual meeting to be held in the fourth calendar quarter of 2004.

  . Class III Directors, John J. Moores, David F. Cary, Loretta Cross, and Peter Schaeffer, whose terms expire at this annual meeting and if reelected will expire at the annual meeting to be held in 2005.

   Vacancies on the Board of Directors or newly created directorships will be filled by a vote of the majority of the directors then in office and any director so chosen will hold office until the next election of the class for which that director was chosen.

   At the annual meeting of stockholders to be held on February 4, 2003, four directors will be elected as Class III Directors for terms expiring at the annual meeting to be held in 2005 and until their respective successors are elected and qualified. Nominees for election this year are John J. Moores, David F. Cary, Loretta Cross, and Peter Schaeffer. Shares represented by returned and executed proxies will be voted, unless otherwise specified, in favor of the four nominees for the Board of Directors named below. If any director is unable to stand for reelection, the Board may reduce the Board's size or designate a substitute. If a substitute is designated, proxies voting on the original Director candidate will be cast for the substituted candidate. You may withhold authority to vote for any nominee by marking the proxy as indicated for that purpose on the proxy card.

                             NOMINEES FOR DIRECTOR

   John J. Moores, age 58, has served as Chairman of our Board of Directors since May 1993. From June 2001 to October 15, 2001, Mr. Moores also served as NEON's Interim Chief Executive Officer. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P. and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. In 1980, Mr. Moores founded BMC Software, Inc., a vendor of system software utilities, and served as its President and Chief Executive Officer until 1986 and as its Chairman of the Board until 1992. Mr. Moores also serves as Chairman of the Board of numerous privately held companies, including Skunkware, Inc. and Scalable Software, Inc. Mr. Moores has also served as a director of Peregrine Systems, Inc., an infrastructure management software company since 1989 and served as its Chairman from March 1990 to July 2000 and again beginning May 6, 2002. From October 1997 until August 2000, Mr. Moores also served as a director of BindView Development Corporation, a systems management software company. Mr. Moores holds a B.S. in Economics and a J.D. from the University of Houston.

   David F. Cary, age 47, was appointed to the Board of Directors as a Class III director and as a member of the Audit Committee on December 5, 2002. From 1992 to the present, Mr. Cary has served as Chief Financial Officer of, and in various other management capacities with, I2 Technologies, Inc., a public software company. Before joining I2 Technologies, Mr. Cary was an Accounting System Controller for ComputerLand Texas, a distributor of computer equipment, from December 1991 to June 1992. Mr. Cary is a Certified Public Accountant and holds a B.S. in accounting from San Francisco State University and an M.B.A. from Southern Methodist University.

   Loretta Cross, age 46, was appointed to the Board of Directors as a Class III director and as a member of the Audit Committee on December 5, 2002. Ms. Cross is the Senior Managing Director for FTI Consulting, Inc., a private financial consulting firm, since its acquisition of the U.S. Business Recovery Services Division of PricewaterhouseCoopers in September 2002. From 1991 to August 30, 2002, Ms. Cross served as a Partner with PricewaterhouseCoopers, LLP. Before joining PricewaterhouseCoopers LLP, Ms. Cross was with Ernst & Young LLP and Touche Ross & Co. LLP. Since January 1, 2002, Ms. Cross has served as a director of the Texas Gulf Coast Lupis Foundation, a non-profit organization. Ms. Cross is a Certified Public Accountant and holds a B.B.A. in accounting from University of Texas at Austin.

   Peter Schaeffer, age 47, is NEON's founder and has been a member of our Board of Directors since July 1991. From November 1995 to February 2001, Mr. Schaeffer served as our Chief Technology Officer. From July 1991 to October 1995, Mr. Schaeffer served as our President and Chief Executive Officer. From June 1990 to June 1991, Mr. Schaeffer was employed with Goal Systems International, Inc., a privately held software development company. In 1986, Mr. Schaeffer co-founded MVS Software, a privately held software development company, and was Vice President-Technology of MVS Software until April 1990. Mr. Schaeffer holds a B.S. in Organic Chemistry from the University of Chicago.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

                        DIRECTORS CONTINUING IN OFFICE

   Charles E. Noell, III, age 50, has served as a director since May 1993. Since January 1992, Mr. Noell has served as President and Chief Executive Officer of JMI Services, Inc., and as a General Partner of JMI Partners, L.P., which is the General Partner of JMI Equity Fund, L.P. Since 1992, Mr. Noell has served as a director of Peregrine Systems, Inc. Mr. Noell also serves on the board of numerous privately held companies, including NEON Enterprise Software, Inc., Scalable Software, Inc. and Skunkware, Inc. Mr. Noell holds a B.A. in History from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard University.

   Louis R. Woodhill, age 54, was elected director on December 21, 2001. Since October 15, 2001, Mr. Woodhill has served as the President and Chief Executive Officer of NEON Systems, Inc. Mr. Woodhill is also the founder, Chairman, Chief Executive Officer and President of Scalable Software, Inc., a Houston-based provider of software asset lifecycle management tools for Windows networks. Scalable Software was founded in January of 1999 and is headquartered in Houston, Texas. Mr. Woodhill also co-founded in 1998 and is the Chairman of the Board of ConfigureSoft, Inc., a Colorado-based software company that provides configuration management solutions for Windows NT networks. Mr. Woodhill is also involved in a number of start-up software companies as an investor. Prior to forming Scalable Software, Mr. Woodhill was one of the founders of Mission Critical Software, Inc., a leading provider of e-business infrastructure management software, headquartered in Houston, Texas. Mission Critical went public in August of 1999 and was subsequently acquired by NetIQ Corporation in March of 2000. Mr. Woodhill served as the President and Chief Executive Officer of Mission Critical from August of 1995 until May of 1998. Louis Woodhill holds a Bachelor of Science degree in Mechanical Engineering from the Illinois Institute of Technology. Louis Woodhill and Jim Woodhill are identical twins.

   Norris van den Berg, age 64, has served as a director since May 1993. Mr. van den Berg has served as a General Partner of JMI Partners, L.P., which is the General Partner of JMI Equity Fund, L.P., since July 1991. Prior to joining JMI, Mr. van den Berg served in various management positions at IBM. Mr. van den Berg also served as a director of Peregrine Systems, Inc. from 1992 until October 2000, and is currently a director of NEON Enterprise Software, Inc. and Skunkware, Inc. Mr. van den Berg holds a B.A. in Philosophy and Mathematics from the University of Maryland.

   George H. Ellis, age 53, has served as a director since January 2000. Mr. Ellis has been Chairman and Chief Executive Officer of SoftBrands, Inc., a global supplier of enterprise-wide software, since December 2001. From October 2001 to confirmation of its plan of reorganization under Chapter 11 of the Bankruptcy Code in August 2002, Mr. Ellis was Chairman and Chief Executive Officer of AremisSoft Corporation, a software company and a predecessor to SoftBrands. Mr. Ellis accepted the position at AremisSoft to assist in the reorganization. Mr. Ellis also served as executive vice president and chief operating officer of the Communities Foundation of Texas from February 2000 until October 2001. Mr. Ellis served as Chief Financial Officer of Sterling Software, Inc. from 1985 through June 1996, and held a similar position with Sterling Commerce, Inc. from February 1996 through June 1996. From 1996 through 1999, Mr. Ellis was a full time law student and a business consultant providing consulting services to various technology-related companies. During this time he was also a Founder and Managing Director of Chaparral Ventures, Ltd., a Dallas-based venture capital firm focused on electronic commerce investment. Mr. Ellis also currently serves on the Board of Directors of one privately held technology company and is a member of the Board of Advisors to the law school at Southern Methodist University and the Advisory Board of the Entrepreneurs Foundation of North Texas. Mr. Ellis is a Certified Public Accountant and an attorney in the State of Texas. Mr. Ellis holds a B.S. in Accounting from Texas Tech University and a J.D. from Southern Methodist University.

   Richard Holcomb, age 40, has served as a director since May 1993. In 1995 Mr. Holcomb co-founded HAHT Commerce, an e-commerce application provider, and served as its Chief Executive Officer and Chairman from 1995 until 2001. Mr. Holcomb co-founded Q+E Software, a privately held supplier of client/server database access technology, in 1986 and from 1986 through 1994 served as its Chief Executive Officer, President and Chairman. Q+E Software was acquired by Intersolv in 1994. Mr. Holcomb serves on several public advisory boards, including the North Carolina State University Graduate School Board of Advisors, the North Carolina Electronics and Information Technology Association (NCEITA), the Council for Entrepreneurial Development (CED) and is a former appointed member of the North Carolina Information Resources Management Commission. Mr. Holcomb holds a B.S. degree in Computer Science from the University of South Carolina and an M.S. in Computer Science from North Carolina State University.

   James R. (Jim) Woodhill, age 54, was elected director on December 21, 2001. Mr. Woodhill is a General Partner of JMI-MWSV Fund, Inc. and the founder and Chairman of Chicago-based Authentify, Inc., a private software company. Mr. Woodhill was a co-founder with Peter Schaeffer of MVS Software, Inc., a mainframe software company that ultimately became part of Computer Associates. Mr. Woodhill was a seed-round investor in Houston-based Mission Critical Software, Inc. and was its Vice President, Marketing from 1996 to 1998. Mission Critical went public in August of 1999 and was subsequently acquired by NetIQ Corporation in May of 2000. Mr. Woodhill has also been involved as an investor through his wholly-owned company, Mission Critical Software I, Inc. and is a director of the following companies: Scalable Software, Inc., ConfigureSoft, Inc., and Sheer Genius Software, Inc. Jim Woodhill and Louis R. Woodhill are identical twins. Mr. Woodhill holds a B.S. degree in Business from the Illinois Institute of Technology.

                       STATEMENT OF CORPORATE GOVERNANCE

   Our Board of Directors held a total of nine meetings in fiscal 2002. All directors attended at least seventy-five percent (75%) of all of the meetings held by the Board of Directors and meetings held by committees of the Board of Directors on which that director served.

   Our Board of Directors considers all major decisions. The Board has established two standing committees, an Audit Committee and a Compensation Committee, so that certain areas can be addressed in more depth than may be possible at a full Board of Directors meeting. The Board does not have a nominating committee. On July 17, 2001, the Board established a Special Committee to review the terms of our proposed acquisition of Scalable Software, Inc. and other related party transactions.

   Audit Committee. The Audit Committee selects our independent auditors, reviews the results and scope of the audit and other accounting related services and reviews and evaluates our internal control functions. Members of the Audit Committee in the fiscal year ended March 31, 2002 included George H. Ellis, Charles E. Noell, III, Richard Holcomb (added on June 1, 2001), and Norris van den Berg. The Audit Committee met and/or took action four times during fiscal 2002. The Audit Committee's report is included below in "Audit Committee Report." On December 5, 2002, the Board accepted the resignations of Charles E. Noell, III, Richard Holcomb, and Norris van den Berg from the Audit Committee and appointed David F. Cary and Loretta Cross as independent directors to serve on the Audit Committee from such date until their successors are elected or they resign from such position. On December 5, 2002, the Board also adopted a new Audit Committee Charter which is attached to this Proxy Statement as Exhibit A.

   Compensation Committee. The Compensation Committee makes recommendations to our Board of Directors concerning salaries and incentive compensation for our officers and employees and administers our 1993 Stock Option Plan, the Stock Option Plan for Non-Employee Directors, the 1999 Long-Term Incentive Plan, the 2002 Stock Plan and the 2002 Director Stock Option Plan. Members of the Compensation Committee include John J. Moores, Charles E. Noell, III, Norris van den Berg and Richard Holcomb. The Compensation Committee met five times during fiscal 2002.

   Special Committee. On July 17, 2001, NEON entered into a letter of intent to acquire Scalable Software, Inc. Several members of NEON's Board of Directors have a financial interest in Scalable Software. Therefore, on July 17, 2001, the Board of Directors formed a special committee composed solely of directors who have no interest in Scalable Software to review the terms of the acquisition. The members of the Special Committee are George Ellis and Richard Holcomb. The Special Committee met twelve times during fiscal 2002. On
December 9, 2002, the Board of Directors voted to increase the size of the Special Committee by two positions and appointed Loretta Cross and David F. Cary to fill the two new positions on the Special Committee. See "Certain Transactions--Scalable Software, Inc. Agreements."

                            AUDIT COMMITTEE REPORT

   Composition. The Audit Committee of the Board of Directors in the fiscal year ended March 31, 2002 was composed of four directors, two of which were independent directors as defined by Nasdaq rules, and operated under a written charter adopted by the Board of Directors, a copy of which was attached as Exhibit A to the proxy statement for our 2000 annual meeting. The members of the Audit Committee in the fiscal year ended March 31, 2002 were George H. Ellis, Charles E. Noell, III, Richard Holcomb (added June 1, 2001), and Norris van den Berg. On December 5, 2002, the Audit committee was reconstituted with the following directors, all of whom qualify as independent directors under NASDAQ rules: George Ellis, Loretta Cross and David F. Cary.

   Responsibilities. The responsibilities of the Audit Committee include selecting an accounting firm to be engaged as our independent accountants. The independent accountants are responsible for performing an independent audit of NEON's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibilities include the oversight of NEON's financial reporting process, system of internal controls and corporate compliance process.

   Review with Management and Independent Accountants. In this context, the Audit Committee has met and held discussions with management and the independent accountants, including discussions regarding the audited consolidated financial statements. Management represented to the Audit Committee that NEON's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

   NEON's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent accountants, KPMG LLP, the firm's independence.

   Summary. Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NEON's Annual Report on Form 10-K for the year ended March 31, 2002, as filed with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee,

                                          George H. Ellis
                                          Charles E. Noell, III
                                          Norris van den Berg
                                          Richard Holcomb

                              EXECUTIVE OFFICERS

   Our executive officers, their ages as of December 11, 2002, and certain additional information about them are as follows:

           Name                             Position
           ----                             --------
     Louis R. Woodhill Director, President and Chief Executive Officer
     Brian D. Helman.. Chief Financial Officer and Secretary
     Mark Cresswell... Vice President and General Manager, Shadow Division
     Abraham Mahda.... Vice President of Strategy
     Brent Rhymes..... Vice President and General Manager, iWave Division

   Information concerning the business experience of members of our Board of Directors is provided under the caption "Nominees for Directors" and "Directors Continuing in Office" above. Set forth below is information concerning the age and business experience of our executive officers who are not members of our Board of Directors.

   Brian D. Helman, age 32, joined NEON in May 2002 as its Vice President of Finance and has served as its Chief Financial Officer and Secretary since July 2002. Prior to joining NEON, Mr. Helman served as Vice President of Finance and Business Planning for Netspeak Corporation from 1999 until November 2001, prior to which Mr. Helman had served as NetSpeak's Corporate Controller since 1996. Prior to joining Netspeak Mr. Helman worked for Deloitte & Touche LLP in Audit Services. Mr. Helman is a certified public accountant and has a Bachelor of Science degree in Finance from the University of Florida.

   Mark Cresswell, age 37, has served as NEON's Vice President and General Manager, Shadow Division since October 15, 2001. From 1995 to 2000, Mr. Cresswell served as NEON's managing director of its UK subsidiary, NEON Systems
(UK) Ltd., in London, England. Before returning to NEON in his current position, Mr. Cresswell served as United Kingdom Managing Director for Framesoft, an investment banking software company based in Switzerland. Originally a systems programmer, Mr. Cresswell has held various senior positions with additional high tech organizations prior to joining NEON in 1995. Mr. Cresswell is qualified in Pure and Applied Mathematics from Westcliff College in England.

   Abraham Madha, age 46, joined NEON in January 2002 as its Vice President of Strategy. Prior to joining NEON, Mr. Madha served as Vice President of Strategy and Product Management for Scalable Software, Inc., a Houston based provider of software asset lifecycle management tools for Windows Networks, from July 2001 to November 2002. Prior to joining Scalable Software, Mr. Madha was Vice President of Product Management for Bindview Corporation, a Houston-based provider of network security management software, from December 2000 to July 2001; Director of E-business and Strategist for BMC Software, a Houston-based independent systems software vendor, from March 1998 to December 2000; and Director of Product Management for Harbinger, a Supply Chain Enablement software vendor. Mr. Madha has a Bachelor of Science degree in Industrial Technology (Engineering) from the University of Houston.

   Brent J. Rhymes, age 35, has served as NEON's Vice President and General Manager, iWave Division since June of 2001. Prior to joining NEON, Mr. Rhymes served as Vice President of Enablement Services at NetIQ Corporation from July 2000 to May 2001 and as President and Chief Executive Officer of Software Realization, Inc. from March of 1997 to July of 2000. Mr. Rhymes has held numerous managerial and technical positions at leading companies including IBM (from 1994 to 1997), Microsoft, and Exxon. Mr. Rhymes holds an MBA from the University of St. Thomas and a Bachelor of Science degree, with honors, in Computer Science from the University of Tennessee.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

   The following table sets forth for the fiscal years indicated the compensation earned by our Chief Executive Officer and each of our four most highly compensated executive officers who were serving as officers at the end of the fiscal year ended March 31, 2002 (collectively, the "Named Executive Officers"):

                        SUMMARY COMPENSATION TABLE (1)

                                                                        Long-Term Compensation
                                                                    -------------------------------
                                          Annual Compensation               Awards          Payouts
                                    ------------------------------- ----------------------- -------
                                                                    Restricted  Securities
                                                       Other Annual   Stock     Underlying   LTIP    All Other
                                    Salary             Compensation  Award(s)  Options/SARs Payouts Compensation
Name and Principal Position(a) Year  ($)      Bonus        ($)         ($)         (#)        ($)       ($)
------------------------------ ---- ------- -------    ------------ ---------- ------------ ------- ------------
Louis R. Woodhill(2).......... 2002 112,500 135,000           --        --       400,000      --         --
  President & Chief Executive  2001      --      --           --        --            --      --         --
 Officer                       2000      --      --           --        --            --      --         --

Wayne Webb(3)................. 2002 309,999  32,700      717,705        --            --      --         --
  Senior Vice President and    2001      --      --           --        --            --      --         --
 General Counsel               2000      --      --           --        --            --      --         --

Don Pate(4)................... 2002 200,000  97,321(5)        --        --            --      --         --
  Senior Vice President and    2001 141,667 119,602(5)        --        --        30,000      --         --
 General Manager, Enterprise   2000 100,000 120,701(5)        --        --            --      --         --
 Subsystem Management
 Division

Mark Cresswell(5)............. 2002 139,201      --           --        --       200,000      --         --
  Vice President and General   2001      --      --           --        --            --      --         --
 Manager, Shadow Division      2000      --      --           --        --            --      --         --

Brent Rhymes(6)............... 2002 117,173  15,980           --        --        35,000      --         --
  Vice President and General   2001      --      --           --        --            --      --         --
 Manager, iWave Division       2000      --      --           --        --            --      --         --

--------
(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of our salaried employees, and may not include certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or ten percent (10%) of any such officer's salary and bonus disclosed in the table.
(2) Mr. Woodhill was appointed President and Chief Executive Officer of NEON on October 15, 2001 but served without compensation until January 1, 2002. In January 2002, the Board paid Mr. Woodhill a bonus of $135,000 for his service in the 3rd fiscal quarter ended December 31, 2001 and Mr.
    Woodhill's annual compensation for calendar year 2002 was set at $450,000. Mr. Woodhill replaced John J. Moores who served as interim Chief Executive Officer without compensation from June 2001 to October 15, 2002.
(3) Mr. Webb served as Senior Vice President and General Counsel of NEON from May 1998 until he resigned effective August 1, 2002 to concentrate on his role as President and Chief Executive Officer of NEON Enterprise Software, Inc. (formerly known as Peregrine/Bridge Transfer Corporation). In June 2001, Mr. Webb was appointed interim President of NEON and served in that capacity, in addition to his position as General Counsel, until October 15, 2001. Mr. Webb also served as Senior Vice President and General Counsel of Peregrine/Bridge Transfer Corporation until February 2002 when he was made President and Chief Executive Officer of Peregrine/Bridge Transfer Corporation. Prior to June 2001, Peregrine/Bridge Transfer Corporation paid Mr. Webb's salary and bonus. In June 2001, Mr. Webb's annual compensation with NEON was set at $360,000 with an annual bonus of $80,000. In January 2002, Mr. Webb's annual compensation was set at $400,000 with an annual bonus of $40,000. In August 2001, Mr. Webb was paid a one-time bonus of $700,000 in recognition of the efforts of Mr. Webb in connection with the litigation between NEON and New Era of Networks, for which NEON received a net cash settlement of $9.96 million in fiscal quarter ended September 30, 2001.

(4) Mr. Pate resigned effective as of July 15, 2002. The entire portion of the amount listed as bonus is sales commission paid during the applicable year.
(5) Mr. Cresswell rejoined NEON in October 2001 at an annual salary of $300,000. In addition, pursuant to the terms of his offer letter with NEON, NEON acquired Mr. Cresswell's interest in the assets of Lakeview Advisors Corporation (BVI) Limited, a company formed in the British Virgin Islands, of which Mr. Cresswell is a principal. See "Certain Transactions--Lakeview Advisors Corporation (BVI) Limited." Mr. Cresswell will receive an aggregate amount of $400,000 paid in equal quarterly payments of $25,000 over a four-year period as a result of this transaction. Mr. Cresswell has indirectly received payments made to Lakeview Advisors Corporation (BVI) Limited in an amount of $100,000 as of December 11, 2002 and such payments have been expensed as compensation to Mr. Cresswell.
(6) Mr. Rhymes joined NEON in May 2001. Mr. Rhymes annual salary was set at $135,000 and he may earn additional compensation based on meeting certain objectives set by the Chief Executive Officer. On December 5, 2002, the Board of Directors approved an amendment to Mr. Rhymes compensation plan which provides that Mr. Rhymes will receive a fee of 4% of the aggregate consideration received by NEON in any divestiture of NEON's iWave division if Mr. Rhymes' employment is terminated following such divestiture. See "Certain Transactions."

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth each grant of stock options made during the fiscal year ended March 31, 2002 to the Named Executive Officers:

                                Percent of                        Potential Realizable
                                  Total                            Value At Assumed
                     Number of   Options                          Annual Rates of Stock
                     Securities Granted to                        Price Appreciation For
                     Underlying Employees  Exercise or              Option Term(4)
                      Options   in Fiscal  Base Price  Expiration ----------------------
        Name          Granted    Year(1)    ($/Sh)(2)   Date(3)    5% ($)      10% ($)
        ----         ---------- ---------- ----------- ----------  ---------  ---------
Louis R. Woodhill(5)  400,000      25.1%      $5.97      1/28/12  1,501,800   3,805,857
Wayne Webb..........       --       0.0%         --           --         --          --
Don Pate(6).........       --       0.0%         --           --         --          --
Mark Cresswell......  200,000      12.6%      $3.56     10/15/11    447,773   1,134,745
Brent Rhymes........   35,000       2.2%      $5.28      5/30/11    116,220     294,524

--------
(1) Based on a total of 1,591,980 options granted during the fiscal year ended March 31, 2002. During the fiscal year ended March 31, 2002, 1,306,637 outstanding options were forfeited.
(2) The option exercise price for the common stock is based on the fair market value on the date of grant as determined pursuant to the terms of the 1999 Long-Term Incentive Plan.
(3) Options granted have a ten-year term and vest over a four-year period with one-fourth of the options vesting one year from the date of grant and one forty-eighth of the options vesting each month thereafter. Options may terminate before their expiration date upon death, disability or termination of employment of the optionee.
(4) In accordance with the rules of the Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent our estimate or projection of future prices of our common stock.
(5) The options granted to Mr. Woodhill were granted on January 28, 2002, and vest over a four-year period with one fourth of the options vesting on October 15, 2002, and one forty-eighth of the options vesting each month thereafter.
(6) Mr. Pate resigned from the Company on July 15, 2002.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

   The following table sets forth, for each of the Named Executive Officers, information concerning the number of shares received during fiscal 2002 upon exercise of options and the aggregate dollar amount received from such exercise, as well as the number and value of securities underlying unexercised options held on March 31, 2002.

                                         Number of Securities
                                        Underlying Unexercised     Value of Unexercised
                    Shares                    Options at          In-the-Money Options at
                   Acquired    Value      Fiscal Year-End (#)     Fiscal Year-End ($)(1)
                  On Exercise Realized ------------------------- -------------------------
      Name            (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
      ----        ----------- -------- ----------- ------------- ----------- -------------
Louis R. Woodhill     --         --           --      400,000           --      812,000
Wayne Webb(2)....     --         --       47,780           --      296,236           --
Don Pate(3)......     --         --      109,000       33,750      430,434       31,641
Mark Cresswell...     --         --           --      200,000           --      888,000
Brent Rhymes.....     --         --           --       35,000           --       95,200

--------
(1) Based on the difference between the option exercise price and the closing sale price of $8.00 of our common stock as reported on the Nasdaq National Market on March 28, 2002, the last trading day of our 2002 fiscal year, multiplied by the number of shares underlying the options.
(2) Mr. Webb resigned from the Company effective as of August 1, 2002. The Compensation Committee has extended the period of time in which Mr. Webb may exercise his vested options to a termination date of March 31, 2006.
(3) Mr. Pate resigned from the Company on July 15, 2002. The Compensation Committee has extended the period of time in which Mr. Pate may exercise his vested options from a termination date of October 13, 2002 to a termination date of January 1, 2006.

                           COMPENSATION OF DIRECTORS

   During fiscal 2002, each of our non-employee directors was monetarily compensated for serving as a member of our Board of Directors effective January 1, 2002. From such date each of the non-employee directors received a fee of $1,000 for each of the board meetings and committee meetings that they attended. In addition, George Ellis received a fee of $1,000 for each of the seven board meetings and two Audit Committee meetings he attended prior to January 28, 2002 pursuant to a letter agreement. In July 2001, we authorized paying each of the members of our Special Committee a fee of $1,000 per committee meeting attended. The Special Committee met 12 times in the fiscal year ended March 31, 2002.

   In 1999 we adopted the Stock Option Plan for Non-Employee Directors for compensation of our non-employee directors and reserved 100,000 shares of our common stock for issuance thereunder. Under such plan, non-employee directors on the Board of Directors would be granted an option to purchase 7,500 shares of our common stock in connection with their respective appointments to our Board. The options granted under the Stock Option Plan for Non-Employee Directors vest equally in 33 1/3% increments on the date of each successive annual meeting during the three-year period following the date of grant.

   At the annual meeting commenced on March 26, 2002 and reconvened on April 5, 2002, the 2002 Director Option Plan was approved by our stockholders to replace the Stock Option Plan for Non-Employee Directors. Each current non-employee director who was serving on the Board of Directors immediately following the Annual Meeting of Stockholders commenced on March 26, 2002 and who served on the Board of Directors in any of the last three fiscal years ended March 31, 2001, received a one-time initial "Election" option grant to purchase 12,500 shares of common stock for each of such three previous fiscal years, up to a maximum grant of 37,500 shares of common stock of NEON. Non-employee directors subsequently joining the Board of Directors, whether by appointment or election, will also receive a one-time initial "Election" option grant to purchase 12,500 shares of common stock under the 2002 Director Option Plan. On December 5, 2002, the Board expanded the Board of Directors from eight members to ten members and appointed David F. Cary and Loretta Cross as directors. On such date, the Board also authorized the issuance of an initial "Election" option grant to purchase 12,500 shares of common stock of NEON to Mr. Cary and Ms. Cross at an exercise price of $2.50 per share.

   Additionally, all non-employee directors serving on the Board of Directors of NEON immediately following any subsequent annual meeting of stockholders after the adoption of the 2002 Director Option Plan who have served as a director of NEON for at least the preceding six months will receive an "Annual" grant of an option to purchase 12,500 shares of common stock under the 2002 Director Option Plan. The Election options granted under the 2002 Director Option Plan vest equally in quarterly increments during the three-year period following the date of grant. The Annual options granted will vest equally in quarterly increments during a two-year period following the date of grant.

   All stock options granted pursuant to the Stock Option Plan for Non-Employee Directors are nonqualified stock options and will remain exercisable for a period of ten years from the date of grant or, if sooner, six months after the option holder ceases to be a director of NEON. In the event of a change in control of NEON or certain other significant events, all options outstanding under the Stock Option Plan for Non-Employee Directors would terminate, provided that immediately before the effective date of such transaction each holder of an outstanding option under the Stock Option Plan for Non-Employee Directors would be entitled to purchase the total number of shares of common stock that such option holder would have been entitled to purchase during the entire remaining term of the option.

   All stock options granted pursuant to the 2002 Director Option Plan are and will be nonqualified stock options and will remain exercisable for a period of ten years from the date of grant. If a non-employee director's status as a director terminates for any reason (excluding death and disability), then all options held by him or her under the 2002 Director Option Plan will expire three months following the termination. If the non-employee director's status as a director terminates due to death or disability, then all options held by him or her under the 2002 Director Option Plan expire twelve months following the termination. In the event of any proposed dissolution or liquidation of NEON, any unexercised option would terminate immediately prior to the consummation of such proposed action. In the event of our merger or the sale of substantially all of our assets, each option may be assumed or an equivalent option substituted for by the successor corporation. If following such assumption or substitution a non-employee director's status as a director terminates other than by his or her voluntary resignation, the option will become fully vested and exercisable. If the successor corporation does not agree to assume or substitute for the option, each option will become fully vested and exercisable for a period of 30 days from the date our Board of Directors notifies the non-employee director of the option's full exercisability, after which the option will terminate.

                         COMPENSATION COMMITTEE REPORT

   Decisions on compensation of our executive officers generally are made by the four-member Compensation Committee of our Board of Directors. Each member of the current Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to compensation of our executive officers are reviewed by the Board of Directors. Decisions with respect to awards under certain of NEON's employee benefit plans are made by the Compensation Committee in order for such awards to satisfy applicable legal and regulatory considerations. Set forth below is a report prepared by Messrs. Moores, Noell, van den Berg and Holcomb in their capacity as all of the members of the Compensation Committee addressing our compensation policies for fiscal 2002 as they affected our executive officers.

   Compensation Philosophy. In the calendar year 2001, the Compensation Committee's executive compensation policies were designed to provide a conservative base salary complemented with a bonus system to reward those executives with competitive levels of compensation when compared with similar positions at companies similarly situated, thus integrating pay with the Company's annual and long-term performance goals, rewarding above average corporate performance, recognizing individual initiative and achievements, and assisting NEON in attracting and retaining qualified executives. Targeted levels of total executive compensation were generally set at levels that the Compensation Committee believed to be consistent with others in NEON's industry, although actual compensation levels in any particular year may be above or below those of NEON's competitors, depending upon NEON's performance. Effective January 1, 2002, the Compensation Committee and the full Board of Directors approved an executive compensation plan that eliminates performance based cash compensation bonuses in favor of fixed annual salaries.

   Grant of Stock Awards. The Compensation Committee endorses the position that stock ownership by management and performance-based compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value and helps to attract and retain these persons, and takes this factor into account in designing the compensation packages of the Company's executive officers. Under our 2002 Stock Plan NEON may grant non-qualified stock options, stock purchase rights and incentive stock options to employees of NEON and its subsidiaries. Options are exercisable over a period of time in accordance with the terms of option agreements entered into at the time of the grant. Stock options provide value to the recipients only if and when the market price of NEON's common stock increases above the option grant price. Stock acquired pursuant to a stock purchase right provides value to the recipient if, at the time of its vesting, the market price of NEON's common stock exceeds the recipient's purchase price for the stock.

   Base Salary and Incentive Bonus Compensation. In addition to stock-based awards in the form of option grants, in calendar year 2001, there were two components of NEON's non-stock-based compensation program. First, executive officers received an annual base salary, which was believed to be consistent with similar positions at similar companies in the industry. Second, executive officers were eligible to receive an annual bonus comprised of (i) an amount, up to a maximum established amount per year, awarded based upon the executive's meeting and exceeding established performance and other corporate goals set by the Compensation Committee, and/or (ii) an amount equal to a percentage of sales based upon NEON's sales performance. The Compensation Committee believes these principal components of NEON's compensation plan were commensurate with others in the industry. However, effective January 1, 2002, the Compensation Committee and the full Board of Directors approved an executive compensation plan that eliminates performance based cash compensation bonuses in favor of fixed annual salaries.

   Fiscal 2002 Chief Executive Officer Compensation. In the fiscal year ended March 31, 2002, the Compensation Committee considered several factors in establishing our Chief Executive Officer's compensation package, including compensation practices in the industry, performance level, contributions toward achievement of strategic goals and NEON's overall financial and operating success. On October 15, 2001, the Board of Directors appointed Louis R. Woodhill as the President and Chief Executive Officer of NEON. Mr. Woodhill served as President and Chief Executive Officer from October 15, 2001 to December 31, 2001 without a compensation package. The Compensation Committee authorized a bonus of $135,000 based on Mr. Woodhill's achievement of a number of operational improvements resulting in a refocusing of NEON's strategic direction in the quarter ended December 31, 2001. Effective January 1, 2002, the Compensation Committee and the full Board of Directors approved an executive compensation plan setting Mr. Woodhill's annual compensation at a base salary of $450,000 and authorizing the grant of an option to purchase 400,000 shares under the 1999 Long-Term Incentive Plan. The Compensation Committee has determined that such compensation package is commensurate with the policies set forth above for setting the compensation of our Chief Executive Officer and is believed by the Compensation Committee to be consistent with similar positions at similar companies in the industry.

   Limit on the Deductibility of Executive Compensation. In 1993, Congress amended the Internal Revenue Code to add Section 162(m). Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1,000,000 per officer in any one year. Compensation which qualifies as performance based compensation does not have to be taken into account for the purposes of this limitation. The Compensation Committee intends to recommend action in connection with NEON's benefit plans and salary and bonus policies to address this issue if and when circumstances require.

                                          Submitted by the Compensation
                                            Committee,

                                          John J. Moores
                                          Charles E. Noell, III
                                          Norris van den Berg
                                          Richard Holcomb

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Messrs. Moores, Noell, van den Berg, and Holcomb served on NEON's Compensation Committee during fiscal 2002 and are continuing to serve on that committee. These individuals currently do not serve as officers or employees of NEON. Mr. Moores served as interim Chief Executive Officer from June 2001 to October 15, 2001 during which time no Compensation Committee meetings were held. Other than Mr. Moores, none of these directors have served as officers or employees of NEON or any of its subsidiaries prior to or while serving on NEON's Compensation Committee. The following sets forth interlocks involving the executive officers and directors of NEON.

   NEON interlocks with NEON Enterprise Software, Inc. Mr. Noell and Mr. van den Berg serve as directors of NEON Enterprise Software, Inc., formerly known as Peregrine/Bridge Transfer Corporation. Through his interest in Skunkware, Inc., Mr. Moores beneficially owns approximately 90% of NEON Enterprise Software, Inc. Through their interests in Skunkware, Inc., each of Messrs. Noell, van den Berg and Webb beneficially own approximately 1%, and Mr. Pate beneficially owns less than 1%, of NEON Enterprise Software, Inc. See "Certain Transactions--Peregrine/Bridge Transfer Corporation."

   NEON interlocks with Skunkware, Inc. Messrs. Noell, Moores and van den Berg serve as the directors of Skunkware, Inc., the sole stockholder of NEON Enterprise Software, Inc. Mr. Moores beneficially owns approximately 90% of Skunkware, Inc. Each of Messrs. Noell, van den Berg and Webb beneficially own approximately 1%, and Mr. Pate beneficially owns less than 1%, of Skunkware, Inc.

   NEON interlocks with Scalable Software, Inc. On December 21, 2001, NEON announced that it had entered into a non-binding term sheet to be granted a two-year option to acquire Scalable Software, Inc., a privately held Houston-based provider of software asset lifecycle management tools for Windows networks. This term sheet reflected a revision by NEON and Scalable Software of NEON's previously announced plan to acquire Scalable Software. In addition, NEON also announced that Louis R. Woodhill, its Chief Executive Officer, and Jim Woodhill had been appointed to the Board of Directors of NEON. On June 26, 2002, NEON entered into an Agreement and Plan of Merger which documented the grant of the two-year option to acquire Scalable Software as outlined therein. Louis Woodhill is a founder of Scalable Software, Inc. and both Louis and Jim Woodhill serve on Scalable Software's Board of Directors, together with John J. Moores, Peter Schaeffer and Charles E. Noell, III. Louis Woodhill is also founder and chairman of the board of ConfigureSoft, Inc., a Colorado-based software company that provides configuration management solutions for Windows NT networks and he currently continues to serve as the Chief Executive Officer of Scalable Software. See "Certain Transactions--Scalable Software, Inc."

                                  MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

   The percentage of shares owned provided in the table is based on 8,739,627 shares outstanding as of December 11, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The determination of whether these persons have sole voting and investment power is based on information provided by them. In computing an individual's beneficial ownership, the number of shares of common stock subject to options held by that individual that are exercisable within 60 days of December 11, 2002 are also deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the beneficial ownership of any other person.

   The following table sets forth certain information regarding beneficial ownership of our common stock as of December 11, 2002 by:

  .   each of our directors;

  . Louis R. Woodhill, our President and Chief Executive Officer, and each of the four other most highly compensated individuals who served as our executive officers at fiscal year end;

  .   all individuals who serve as directors or executive officers as a group;
      and

  . each person who is known by us to own beneficially more than 5% of our common stock.

                                                                Shares Beneficially Owned
                                                                -------------------------
            Directors, Officers and 5% Stockholders              Number      Percent(1)
            ---------------------------------------              ---------   ----------
Louis R. Woodhill(2)...........................................   139,999        1.6%
Wayne Webb(3)..................................................    73,060          *
Don Pate(4)....................................................   109,000        1.2%
Mark Cresswell(5)..............................................   112,470        1.3%
Brent Rhymes(6)................................................    13,125          *
John J. Moores(7).............................................. 3,661,217       41.9%
Charles E. Noell, III(8).......................................   305,244        3.5%
Norris van den Berg(9).........................................   113,035        1.3%
Jim Woodhill(10)...............................................    95,385        1.1%
Peter Schaeffer(11)............................................   370,710        4.2%
Richard Holcomb(12)............................................    36,620          *
George H. Ellis(13)............................................    13,750          *
David F. Cary..................................................         0          *
Loretta Cross..................................................         0          *
All executive officer and directors as a group (14 Persons)(14) 5,043,615       57.7%

--------
*  Less than 1%
(1) The percentage of ownership calculation is based on 8,739,627 shares issued and outstanding on December 11, 2002.
(2) Includes 15,000 shares of common stock held by the Woodhill Foundation and 124,999 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable within 60 days of December 11, 2002.
(3) Includes 47,780 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable within 60 days of December 11, 2002.
(4) Includes 109,000 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 11, 2002.

(5) Includes 112,470 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable within 60 days of December 11, 2002.
(6) Includes 13,125 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable within 60 days of December 11, 2002.
(7) Includes 744,265 shares of common stock owned by various family trusts for which Mr. Moores serves as trustee, as to which Mr. Moores disclaims beneficial ownership. Includes 10,000 shares of common stock owned by JMI Services, Inc. Also includes 14,375 shares of common stock issuable upon exercise of outstanding options that are presently exercisable or will become exercisable within 60 days of December 11, 2002. Mr. Moores address is c/o JMI, Inc., 12680 High Bluff Dr., Suite 200, San Diego, CA 92130.
(8) Includes 14,375 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 11, 2002.
(9) Includes 98,660 shares of common stock owned by a family trust. Includes 14,375 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 11, 2002.
(10) Includes 15,000 shares of common stock held by the Woodhill Foundation, 11,685 shares held as trustee for a dependent and includes 2500 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 11, 2002.
(11) Includes 3,125 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 11, 2002.
(12) Includes 28,175 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 11, 2002.
(13) Includes 13,750 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 11, 2002.
(14) Includes 752,918 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 11, 2002.

                     EQUITY COMPENSATION PLAN INFORMATION

   This table sets forth the aggregate number of shares of common stock reserved for issuance under all of the compensation plans previously approved by the stockholders of NEON Systems, Inc. as of the end of March 31, 2002, including (a) the number of securities to be issued upon exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under equity compensation plans excluding item (a). There are no compensation plans that have not been previously approved by the stockholders of NEON Systems, Inc.

                                                                  Equity Compensation Plan Information
                                                   -------------------------------------------------------------------
                                                           (a)                 (b)                    (c)
                                                        Number of                             Number of securities
                                                     securities to be   Weighted-average    remaining available for
                                                   issued upon exercise exercise price of future issuance under equity
                                                      of outstanding       outstanding         compensation plans
                                                    options, warrants   options, warrants    (excluding securities
                  Plan category                         and rights         and rights        reflected in column(a)
                  -------------                    -------------------- ----------------- ----------------------------
Equity compensation plans approved by security
 holders..........................................      2,770,344            $8.5348               2,371,823
Equity compensation plans not approved by security
 holders..........................................            -0-                -0-                     -0-
    Total.........................................      2,770,344            $8.5348               2,371,823

                          EMPLOYEE STOCK OPTION PLANS

   Under the 1993 Stock Plan (1993 Plan) for the officers and employees of NEON, the Board of Directors authorized the grant of non-qualified incentive stock options to purchase up to 2,600,000 shares of NEON's Common Stock. Such options become exercisable either on the date of grant or in such installments as the grant may specify up to 10 years from the date of grant.

   In January 1999, NEON adopted the 1999 Long-Term Incentive Plan (1999 Plan) that provides for the grant of incentive stock options and non-qualified stock options to purchase NEON common stock, stock appreciation rights, restricted stock and performance units, to key employees of NEON. NEON reserved 2,000,000 shares of its common stock for issuance under the 1999 Plan. In connection with NEON's adoption of the 1999 Plan, NEON has not made any new grants under the 1993 Plan and options previously issued under the 1993 Plan are exercisable in accordance with their terms.

   On January 28, 2002, the Board of Directors adopted the 2002 Stock Plan, and reserved 2,000,000 shares of NEON common stock for issuance under the 2002 Stock Plan plus (a) any shares of NEON common stock that had been reserved but not issued under our 1999 Long-Term Incentive Plan as of the date of stockholder approval of the 2002 Stock Plan, (b) any shares of NEON common stock returned to the 1999 Long-Term Incentive Plan as a result of termination of options or repurchase of shares of NEON common stock issued under the 1999 Long-Term Incentive Plan and (c) annual increases on the first day of each fiscal year, beginning April 1, 2003, equal to the lesser of (i) 750,000 shares of NEON common stock, (ii) 5% of the outstanding shares of NEON common stock on such date or (iii) a lesser amount determined by our Board of Directors. The 2002 Stock Plan replaces the 1999 Long-Term Incentive Plan. At the annual meeting commenced on March 26, 2002 and reconvened on April 5, 2002, the stockholders of NEON approved the 2002 Stock Plan at NEON's Annual Meeting of Stockholders. As of March 31, 2002, no options had been granted pursuant to the 2002 Stock Plan.

   In January 1999, NEON adopted the Stock Option Plan for Non-Employee Directors for compensation of its outside directors and reserved 100,000 shares of its common stock for issuance thereunder. Outside directors joining the Board of Directors were to receive options to purchase 7,500 shares of NEON common stock exercisable at the fair market value of the common stock at the close of business on the date immediately preceding the date of grant (the initial outside directors will be eligible for such grants upon their re-election to the Board of Directors). These annual options would vest equally in 33 1/3% increments over the three-year period from the date of grant. All stock options granted pursuant to the Stock Option Plan for Non-Employee Directors were to be nonqualified stock options and remain exercisable for a period of ten years from the date of grant or, if earlier, six months after the option holder ceases to be a director of NEON. In the event of a change in control of NEON or certain other significant events, all options outstanding under the Stock Option Plan for Non-Employee Directors would terminate, provided that immediately before the effective date of such transaction each holder of an outstanding option under the Stock Option Plan for Non-Employee Directors shall be entitled to purchase the total number of shares of common stock that such option holder would have been entitled to purchase during the entire remaining term of the option.

   On January 28, 2002, the Board of Directors adopted the 2002 Director Option Plan. The 2002 Director Option Plan is intended to replace the Stock Option Plan for Non-Employee Directors, which the Board of Directors terminated after approval of the 2002 Director Option Plan. The Board of Directors has reserved a maximum of 250,000 shares of NEON common stock for issuance under the 2002 Director Option Plan plus (a) any shares of NEON common stock which had been reserved but not issued under the Stock Option Plan for Non-Employee Directors as of the date of stockholder approval of the 2002 Director Option Plan, (b) any shares of NEON common stock returned to the Stock Option Plan for Non-Employee Directors as a result of termination of options or repurchase of shares issued under the Stock Option Plan for Non-Employee Directors, and (c) annual increases on the first day of each fiscal year, beginning on April 1, 2003, equal to the lesser of (i) 2% of the outstanding shares of NEON common stock on such date or (ii) an amount determined by our Board of Directors. At the annual meeting commenced on March 26, 2002 and reconvened on April 5, 2002, the stockholders of NEON approved the 2002 Director Option Plan at the NEON Annual Meeting of Stockholders. At the conclusion of the April 5th reconvened Annual Meeting, options to purchase 187,500 of the available 305,000 share option pool were issued as initial "Election" options to Non-Employee Directors who had served in any of the previous three fiscal years as previously disclosed in the proxy statement for the fiscal year ended March 31, 2001. On December 5, 2002, the Board authorized the issuance of initial "Election" options to purchase 12,500 shares of NEON common stock to Loretta Cross and David F. Cary upon their appointment to the Board of Directors on such date.

                             CERTAIN TRANSACTIONS

   Members of NEON's Board of Directors and certain executive officers of NEON are shareholders and/or directors in other companies with which NEON has business relationships. Transactions between NEON and these other companies are described below.

Peregrine/Bridge Transfer Corporation

   In January 1996, NEON entered into a distribution agreement with Peregrine/Bridge Transfer Corporation ("PBTC"), a database software company whose sole stockholder is an affiliate of John J. Moores, NEON's Chairman of the Board of Directors. The agreement provided that NEON pay royalties to PBTC for the license of products and for maintenance and support and upgrade services equal to 50% of the revenues received by NEON for NEON's distribution of PBTC's only products, its Enterprise Subsystem Management products. In December 1998, NEON amended its distribution agreement with Peregrine/Bridge Transfer Corporation and PBTC granted NEON an exclusive, worldwide license to market and sublicense PBTC's Enterprise Subsystem Management products in exchange for NEON's agreement to extend the term of the agreement through March 31, 2004 and pay PBTC a minimum advance royalty of $250,000 per quarter during fiscal year 2000, $500,000 per quarter during fiscal year 2001, $750,000 per quarter during fiscal year 2002, $1,000,000 per quarter during fiscal year 2003 and $1,250,000 per quarter during fiscal year 2004, for an aggregate payment of $15 million. This advance royalty payment has historically been recorded by NEON as a prepaid expense and offset by 50% of NEON's sales of PBTC products. The amended distribution agreement also provided that PBTC would reimburse NEON for the amount of unearned royalty advances when the agreement terminated in 2004. NEON also had a services agreement with PBTC pursuant to which PBTC reimbursed NEON for PBTC's share of the general and administrative expenses supplied to it by NEON. Such amounts are presented as a reduction of general and administrative expenses in NEON's consolidated financial statements. NEON revised the services agreement with PBTC in October 2001, as a result of which PBTC's monthly payment to NEON declined from $30,000 per month to $5,000 per month and NEON's services were reduced.

   On June 30, 2002, the balance of the unearned advance payments was $3.0 million, an increase of $822,000 from March 31, 2002. Management believed that while the then-current and reasonably foreseeable business prospects for revenue received by NEON from licenses and maintenance for PBTC products was expected to be sufficient to offset the unearned advance payments as of June 30, 2002, these revenues did not appear to be sufficient to meet the aggregate future minimum royalties required to be paid by NEON to PBTC. As a result, the balance of unearned advance payments was projected to increase substantially by the time the distribution agreement was scheduled to terminate on March 31, 2004. On June 30, 2002, PBTC's sole source of income was the royalty payments made by NEON and PBTC had a substantial negative net worth. As a result, NEON's Board had concerns regarding PBTC's ability to repay any unearned advances at the termination of the agreement in 2004.

   Therefore, on July 2, 2002, the independent directors of NEON authorized the officers of NEON to review the distributor relationship with PBTC and to negotiate a termination of the distribution agreement. On July 24, 2002, the independent directors of NEON approved a letter of intent with proposed terms for a termination of the distribution agreement, which letter of intent was executed by PBTC and NEON on such date.

   Pursuant to the provisions of the letter of intent and after the review and approval of the independent directors of NEON and the ratification by the full Board of Directors on August 12, 2002, NEON and PBTC entered into a Termination and Customer Support Agreement dated August 14, 2002 pursuant to which the distribution agreement, the services agreement, and all other agreements between NEON and PBTC were terminated effective as of August 1, 2002.

   Upon the closing of the Termination and Customer Support Agreement on August 14, 2002, PBTC's right to receive from NEON, and NEON's corresponding obligation to pay to PBTC, the advance royalty payments described in the distribution agreement terminated. Additionally, NEON's option to purchase PBTC and right of first refusal under the distribution agreement also terminated. The Termination and Customer Support Agreement provides that, in consideration of PBTC's consent to terminate its existing agreements with NEON, NEON paid PBTC a final cash advance of $2.2 million, which amount will be consolidated with the $884,028 remaining balance of the outstanding unearned royalty advance under the distribution agreement and the $500,000 payment with respect to the transfer of rights described above and represented by the consolidated promissory note payable to NEON in the aggregate principal amount of $3,584,028, bearing no interest to its due date of March 31, 2005. This consolidated promissory note is secured by all of the intellectual property of PBTC. The Termination and Customer Support Agreement also provided that the outstanding unearned royalty advance of approximately $3,884,028 as of July 31, 2002 was converted into (i) a $3.0 million dollar convertible promissory note payable to NEON bearing no interest to its due date of March 31, 2005 which promissory note is secured by all of the intellectual property of PBTC and (ii) the remaining balance of $884,000 was consolidated into a second loan as described above. The $3.0 million convertible note is convertible by NEON, in its discretion, into equity in PBTC at an agreed pre-cash valuation of $30.0 million dollars. Such conversion right will expire on the due date of the $3.0 million convertible note.

   Pursuant to the terms of the Termination and Customer Support Agreement and in consideration of NEON's assignment to PBTC of license and maintenance agreements related to the PBTC software products, NEON's grant to PBTC of a license to use the "NEON" trademark in connection with the marketing of the PBTC software products, and NEON's agreement to provide PBTC with certain administrative services, PBTC agreed to pay NEON $500,000, which amount was consolidated in the promissory note described below.

   Pursuant to the Termination and Customer Support Agreement and an assignment executed in connection with the closing of the Termination and Customer Support Agreement and effective as of August 1, 2002, PBTC was assigned all of NEON's rights and obligations under any customer license and maintenance agreements related to the PBTC software products previously marketed by NEON, including customer support obligations. In addition, the terms of the Termination and Customer Support Agreement provide that PBTC offered employment to certain sales and support personnel of NEON that were assigned to market the PBTC software products. The Termination and Customer Support Agreement also contemplated the resignation of Wayne E. Webb Jr. as Senior Vice President and General Counsel of NEON effective as of August 1, 2002 to focus on his role as President and CEO of PBTC.

   At the closing of the Termination and Customer Support Agreement, Skunkware, Inc., PBTC's sole stockholder, entered into a Subordination Agreement whereby all of the promissory notes described above from PBTC to NEON were made senior in priority to all other indebtedness from PBTC to Skunkware. Pursuant to the terms of the convertible promissory note and the consolidated promissory note, PBTC has agreed to preserve and maintain the senior status of its indebtedness to NEON and pursuant to the Security Agreement agreed to not issue any additional debt unless such debt does not encumber the PBTC IP.

   In further consideration of PBTC entering into the Termination and Customer Support Agreement, NEON agreed to provide PBTC with administrative, accounting and legal services pursuant to the terms of a new services agreement. Such services will be provided by NEON at no cost to PBTC, other than reimbursement of reasonable business expenses, for the twelve-month period beginning August 1, 2002. After the initial twelve-month period of the services agreement, PBTC may elect to receive the services, at its option, for up to an additional twelve months for a fee of $10,000 per month. At the end of such additional term, or in the event PBTC does not elect to continue receiving the services described above for the additional term, at the end of the initial term, NEON shall have no further obligations under the services agreement.

   Additionally, in connection with the closing of the Termination and Customer Support Agreement on August 14, 2002, NEON and PBTC entered into a license and distribution agreement whereby PBTC agreed to market and distribute NEON's 24x7 software product. The NEON 24x7 software product was developed by PBTC as an OEM software product using the Shadow source and object code under a remarketing agreement dated January 25, 2000. This remarketing agreement provided that NEON would distribute the NEON 24x7 software product under the terms of the distributor agreement.

   Finally, in connection with the closing of the Termination and Customer Support Agreement on August 14, 2002, NEON and PBTC entered into a trademark license agreement granting PBTC a license to use the "NEON(R)" registered trademark in its marketing of NEON 24x7 and the PBTC software products. Under the terms of this agreement, NEON granted PBTC the option to acquire the "NEON(R)" trademarks in the event that NEON discontinues its use of such marks.

   NEON incurred royalty expense of $1.8 million and $283,000 for the six months ended September 30, 2002 and 2001, respectively, to PBTC. NEON does not expect to recognize any gain or loss in its consolidated financial statements for the three months ended September 30, 2002, as a result of this transaction.

   Subsequent to the closing of the Termination and Customer Support Agreement, PBTC changed its company name to NEON Enterprise Software, Inc.

   NEON interlocks with NEON Enterprise Software, Inc.  John J. Moores, Charles
E. Noell, III and Norris van den Berg, directors of NEON, also serve as directors of NEON Enterprise Software, Inc., successor to Peregrine/Bridge Transfer Corporation. Wayne E. Webb, Jr., formerly Senior Vice President and General Counsel of NEON, served as the Vice President and General Counsel of PBTC until February of 2002, when he was appointed its President and CEO. On June 1, 2001, Mr. Webb was appointed President and Chief Executive Officer of NEON Systems, Inc., an office he held until Mr. Louis Woodhill assumed those positions on October 15, 2001. As mentioned above, on August 1, 2002 and in connection with the closing of the Termination and Customer Support Agreement described above, Mr. Webb resigned from his position as Senior Vice President and General Counsel of NEON. Through his interest in Skunkware, Inc., John J. Moores, Chairman of the NEON Board of Directors, beneficially owns approximately 90% of NEON Enterprise Software, Inc. Through their interests in Skunkware, Inc., each of Messrs. Noell, van den Berg and Webb beneficially own approximately 1% of PBTC. Additionally, Messrs. Noell, Moores and van den Berg serve as directors of Skunkware, Inc.

Scalable Software, Inc.

   Scalable Software, Inc., a Houston-based provider of software solutions for IT portfolio management, is a company founded by Louis R. Woodhill, NEON's Chief Executive Officer. Several members of NEON's Board of Directors, including Louis R. Woodhill, John J. Moores and Jim Woodhill, have a financial interest in Scalable Software. The percentage beneficial ownership of the NEON directors and executive officers that have a financial interest in Scalable Software is set forth below:

                                                    Ownership
                                Name                Percentage
                                ----                ----------
                  Jim Woodhill.....................    24.3%
                  John J. Moores (and affiliates)..    23.8%
                  Louis R. Woodhill................    16.7%
                  Charles E. Noell (and affiliates)    15.1%
                  Peter Schaeffer..................     1.5%
                                                       ----
                     Total.........................    81.4%
                                                       ====

   On July 17, 2001, NEON announced that it had entered into a letter of intent to acquire Scalable Software, Inc. Louis R. Woodhill, is also a director, and the President and Chief Executive Officer of Scalable Software. In connection with the letter of intent, NEON and Scalable Software entered into a Promissory Note dated July 17, 2001, which provided bridge financing to Scalable in a maximum amount of $3.0 million with a maturity date of December 31, 2001, secured by the personal guarantees of John J. Moores, Louis R. Woodhill and Jim Woodhill. On November 13, 2001, the promissory note was amended to increase the maximum lending limit to $3.5 million with an original maturity date of March 31, 2002, with such increased amount also being guaranteed by Messrs. Moores, Woodhill and Woodhill.

   Due to the interests in Scalable Software of several members of NEON's Board of Directors, the Board of Directors concluded that it would be appropriate to create a Special Committee comprised solely of independent directors who had no interest in Scalable Software to review the terms of the proposed acquisition. After thorough consideration and discussion by the Special Committee and its advisors, the Special Committee proposed that the payment of the consideration for the proposed acquisition be structured as an earn out, in which the NEON stock to be used as consideration would be placed in escrow subject to release to the Scalable Software shareholders upon Scalable Software's attainment of specified revenue and profitability goals. This proposal was unacceptable to Scalable Software's management and its Board of Directors and was rejected. The status of the proposed acquisition was then discussed at a special meeting of NEON's Board of Directors in December 2001. After thorough consideration and discussion and upon endorsement by the Special Committee, NEON's Board of Directors approved modifications to the proposed terms and conditions for the acquisition such that the transaction would be structured as an option to acquire Scalable Software as discussed below. In addition, NEON also announced on December 21, 2001, that Louis R. Woodhill, its President and Chief Executive Officer, and Jim Woodhill had been appointed to the Board of Directors of NEON. As of September 30, 2002, there has been no change to the status of the directors and officers of NEON who are listed as shareholders, directors or officers of Scalable Software above.

   NEON has obtained a two-year option to acquire Scalable Software as outlined in the Agreement and Plan of Merger dated June 26, 2002. In connection with this Option, NEON agreed to provide bridge financing of up to $5.5 million, in addition to the $3.5 million previously loaned to Scalable Software that is secured by personal guarantees from John J. Moores, Louis R. Woodhill and Jim Woodhill. The aggregate financing has a 36-month term and will not bear interest during the term of the two-year option to acquire Scalable Software. After the expiration of the option, the loan will bear interest at the prime rate plus two percentage points. In addition to the personal guarantees of John
J. Moores, Louis R. Woodhill and Jim Woodhill for the initial $3.5 million loaned to Scalable Software, the $5.5 million loan will be secured by all of the intellectual property rights of Scalable Software. NEON may exercise the option to acquire Scalable Software at any time during the two-year term, subject to provisions that require NEON to exercise its option within a 30-day window under certain circumstances or forfeit the option. If NEON exercises the option and acquires Scalable Software, each of the approximately 19,400,000 outstanding shares of common stock of Scalable Software will be converted into approximately 0.135 of a share of NEON common stock and outstanding options and warrants to purchase approximately 3,000,000 shares of common stock of Scalable Software will become options and warrants to purchase common stock of NEON on the same conversion basis. If Scalable Software incurs more indebtedness for borrowed money or issues more equity, the exchange ratio will be adjusted accordingly. Prior to NEON exercising the option to acquire Scalable Software, a Special Committee would be appointed to review the negotiated terms of the proposed acquisition and NEON would seek to obtain a fairness opinion regarding the transaction from a financial advisory firm. The acquisition of Scalable Software will also require approval of the stockholders of NEON and the NEON Board of Directors.

   Scalable Software may exhaust its line of credit from NEON before it is able to generate cash from operations sufficient to sustain its operations. In that event, and if Scalable Software is unable to secure additional financing, it could become the subject of bankruptcy proceedings. If Scalable Software is subject to bankruptcy proceedings, it is possible that the security interests held by NEON in the intellectual property of Scalable Software could be set aside, and NEON could be an unsecured creditor with respect to the $5.5 million loan. On October 16, 2002, the Board of Directors reviewed the progress of Scalable Software with respect to the timing of its anticipated break-even quarter and determined that Scalable Software may require an additional infusion of approximately $500,000 in additional capital to meet its projections. In the interest of preserving its investment, the Special Committee approved an increase in the aggregate borrowing limit under the $5.5 million loan to a aggregate principal amount of $6.0 million, an increase of $500,000 in Scalable Software's aggregate borrowing limits under its line of credit with NEON. Such increase will be memorialized in an amendment to the relevant promissory notes and security agreements and will be subject in all respect to the current terms and conditions of the $5.5 million loan.

   As noted above, certain member's of NEON's board of directors and executive officers also serve as directors and executive officers of Scalable Software and claim beneficial ownership of approximately 81% of Scalable's common stock. In addition, NEON has an option to acquire all of the outstanding shares of Scalable Software and is currently providing Scalable's primary financing for its operations. Therefore, NEON recognizes 100% of Scalable Software's losses to the extent of advances made in excess of the guaranteed amount. At September 30, 2002, NEON had made total advances of $8.3 million to Scalable Software (including $4.8 million of unguaranteed advances) and recognized cumulative losses of $4.3 million. Due to the uncertainties regarding NEON's ultimate ability to recover any unguaranteed advances to Scalable Software, NEON has recorded the carrying value of its net advance to Scalable Software at the guaranteed amount of $3.5 million.

Sheer Genius Software, Inc.

   On January 3, 2002, NEON entered into a services agreement with Sheer Genius Software, Inc. of Austin, Texas, a company owned by Jim Woodhill. Also, JMI Services, Inc., a private company owned by John J. Moores, NEON's Chairman, is a creditor of Sheer Genius, holding a promissory note dated August 31, 2001 in the amount of $200,000. Under the first project description negotiated for such services agreement, Sheer Genius provided development services to NEON on a budgeted time and materials basis and delivered fixed deliverables consisting primarily of developed source code. The term of the initial project description was six months and the maximum aggregate fees were $480,000. This agreement was extended by the Board for an additional three months with additional maximum aggregate fees of $300,000. On October 16, 2002, the Board determined that the Services Agreement with Sheer Genius should be extended on a month-to-month basis at $75,000 per month. While NEON is currently Sheer Genius' sole source of income. Sheer Genius is free to solicit other customers. Under the services agreement, all intellectual property created by Sheer Genius in the course of performing the services shall be owned by NEON. Sheer Genius will receive a license back of such intellectual property for limited use in the development by Sheer Genius of software that does not compete with software distributed by NEON. The Board of Directors reviewed the terms of the services agreement and project description and approved such agreements following disclosure of the interest of its officers and directors associated with Sheer Genius.

Lakeview Advisors Corporation (BVI) Limited

   On March 29, 2002, NEON entered into an Asset Purchase Agreement with Lakeview Advisors Corporation (BVI) Limited, an entity formed under the laws of the British Virgin Islands, to acquire all of the assets relating to certain software formerly owned by Socato Ltd for a purchase price of $600,000 in the form of the promissory note to be paid over the course of 48 months. No payments were due under the promissory note in the fiscal year ended March 31, 2002. This acquisition fulfilled certain requirements required by NEON's offer of employment to Mark Cresswell, NEON's Vice President and General Manager of the Shadow Division, dated October 11, 2001. Mr. Cresswell is a Principal in Lakeview Advisors Corporation (BVI) Limited.

Other Directorships

   Members of our Board of Directors also serve as officers or directors of other software or computing companies. NEON and such companies, despite each being software companies, are not sufficiently similar in their operations to be competitors. We do not believe that the concurrent service of our directors as officers and/or directors of the entities listed in their biographical descriptions poses potential conflicts of interest.

                               PERFORMANCE GRAPH

   The following graph compares the annual cumulative total stockholder return on an investment of $100 on March 5, 1999 (the date of the Company's initial public offering) in our common stock, based on the market price of the common stock, with the cumulative total return of a similar investment in companies on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer and Data Processing Index.




                COMPARISON OF 37 MONTH CUMULATIVE TOTAL RETURN*
         AMONG NEON SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE NASDAQ COMPUTER AND DATA PROCESSING INDEX

                                    [CHART]

*$100 INVESTED ON 3/5/99 IN STOCK OR INDEX -
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING MARCH 31.

                                             Cumulative Total Return
                                         --------------------------------
                                         3/5/99  3/99   3/00  3/01  3/02
                                         ------ ------ ------ ----- -----
       NEON SYSTEMS, INC................ 100.00 366.67 220.00 31.04 53.33
       NASDAQ STOCK MARKET (U.S.)....... 100.00 105.31  78.83 78.26 78.83
       NASDAQ COMPUTER & DATA PROCESSING 100.00 110.35  68.79 67.54 68.79

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and beneficial owners of more than ten percent (10%) of any class of equity security registered pursuant to the Securities Act of 1933, as amended, make certain filings with the SEC and the Company. We believe, based on information provided to us by the reporting persons, that during the fiscal year ended March 31, 2002, all directors, officers and ten percent (10%) beneficial owners timely complied with such filing requirements.

                                  PROPOSAL II

                     RATIFICATION OF INDEPENDENT AUDITORS

   The Board of Directors has selected KPMG LLP as the Company's independent public accountants for the fiscal year ending March 31, 2003. This selection was based upon the recommendation of our audit committee. KPMG LLP has audited the Company's financial statements since its initial public offering in fiscal 1999. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Fees billed to the Company by KPMG LLP during Fiscal 2002

  Audit Fees:

   Audit fees billed to the Company by KPMG LLP during the Company's 2002 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $175,000.

  Financial Information Systems Design and Implementation Fees:

   The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended March 31, 2002.

  All Other Fees:

   Other fees billed to the Company by KPMG LLP during the Company's 2002 fiscal year related to statutory audits of the Company's subsidiaries and tax related services totaled $55,800.

   The audit committee believes that the provision of the services described under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" was compatible with maintaining KPMG LLP's independence from the Company.

Stockholder Ratification and Board Recommendation

   Stockholder ratification of the selection of KPMG LLP as the Company's independent public accountants is not required by the Company's By-Laws or other applicable legal requirement. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

   Adoption of Proposal Two requires approval by the holders of a majority of shares of common stock present in person or represented by proxy, and entitled to vote at the annual meeting. Abstentions may be specified on this proposal to ratify the selection of the independent auditors. Abstentions will be considered present and entitled to vote at the annual meeting. Abstentions will have the effect of a vote against this proposal to ratify the selection of the independent auditors.

          YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                NO INCORPORATION BY REFERENCE; NO SOLICITATION

   In NEON's filings with the SEC, information is sometimes "incorporated by reference." This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing that you are reading. Based on SEC regulations, the performance graph of this proxy statement, the "Audit Committee Report" and the "Compensation Committee Report" specifically are not incorporated by reference into any other filings with the SEC or deemed filed with the SEC under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

   This proxy statement is sent to you as part of the proxy materials for the Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of NEON's common stock.

                                 OTHER MATTERS

   We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

   It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope, which has been enclosed, at your earliest convenience.

                                          FOR THE BOARD OF DIRECTORS

                                          Brian D. Helman
                                          Chief Financial Officer and Secretary

Dated: December 20, 2002

                                                                      EXHIBIT A

                              NEON SYSTEMS, INC.

                            AUDIT COMMITTEE CHARTER

   The Board of Directors of NEON Systems, Inc. (the "Company") has heretofore constituted and established an Audit Committee (the "Committee") with authority, responsibility, and specific duties as described in this Audit Committee Charter.

Composition

   The Committee will be appointed annually by the Board of Directors of the Company (the "Board") and shall serve until the annual meeting of the Board following the next annual meeting of the stockholders of the Company. The Chairman of the Board shall appoint the Chairman of the Committee.

   The Committee shall be comprised of at least three directors. The members of the Committee shall meet the independence and experience requirements of the Marketplace Rules of The Nasdaq Stock Market ("Nasdaq"), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC"). At least one member of the Committee shall be a financial expert as defined by the SEC. The Board shall determine annually whether each member of the Committee is independent in accordance with the requirements described above. No member shall serve on an audit committee of more than two other public companies.

   Notwithstanding the foregoing membership requirements, no action of the Committee shall be invalid by reason of any such requirement not being met at the time such action is taken.

Mission Statement and Principal Functions

   The Committee's oversight role shall serve to provide reasonable assurance that the following objectives are achieved:

  . Financial Reporting Process--The Company's financial statements are presented fairly in conformity with generally accepted accounting principles ("GAAP").

  . System of Internal Controls--The Company's system of internal controls provides reasonable assurance as to the integrity and reliability of financial statements and the protection of assets from unauthorized acquisition, use, or disposition.

  . Corporate Compliance Process--The Company is in reasonable compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against employee conflict of interest and fraud.

   The Committee shall have the authority to take all actions it deems advisable to fulfill its responsibilities and duties. As such, the Committee will have direct access to financial, legal, and other staff and consultants of the Company. Such consultants may assist the Committee in defining its role and responsibilities, consult with Committee members regarding a specific audit or other issues that may arise in the course of the Committee's duties, and conduct independent investigations, studies, or tests. The Committee has the authority to employ such other accountants, attorneys, consultants or other outside advisors to assist the Committee as it deems advisable, which expenses the Company shall pay. The Committee may also meet with the Company's investment bankers or financial analysts who follow the Company. The Committee may require any officer or employee of the Company or any of its subsidiaries, the Company's outside legal counsel, and the Company's external auditors to meet with the Committee or any member of the Committee. The Committee will report to the Board on a regular basis, and the Board shall provide an annual performance evaluation of the Committee.

   While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of the Company's management and the Company's independent accountants. The Company's management is responsible for compliance with laws and regulations and compliance with the Company's policies and procedures.

   The Committee's principal areas of oversight shall include the following:

  Financial Reporting Process

   The Committee shall:

  . Annually select and engage the Company's independent accountants retained to audit the financial statements of the Company, review the compensation of the independent accountants and evaluate the performance and on-going qualifications of the independent accountants. Any independent accountants selected by the Committee shall be a "registered public accounting firm" within the definition of Section 2 of the Sarbanes-Oxley Act of 2002. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent accountants.

  . Dismiss the independent accountants if it determines, in its sole discretion, that such action is necessary. The Committee shall also consider whether or not the firm used as the independent accountants should be rotated every five years.

  . Review the experience and qualifications of the senior members of the independent accountants' team and the quality control procedures of the independent accountants.

  . Require that the independent accountants rotate the lead audit partner and the reviewing audit partner engaged on the Company's account every five years.

  . Pre-approve all audit services to be performed for the Company (including comfort letters) and all permitted non-audit services (including tax services). The Committee may delegate pre-approval authority for audit or non-audit services to one or more members, whose decisions shall be presented to the full Committee at its scheduled meetings.

  . Set guidelines for the Company's hiring of employees or former employees of the independent accountants who were engaged on the Company's account.

  . Discuss with the national office of the independent accountants issues on which it was consulted by the Company's audit team and matters of audit quality and consistency.

  . Confirm and monitor the independence of the independent accountants, including a review of the nature of all services and related fees provided by the independent accountants.

  . Periodically obtain and review a report from the independent accountants consistent with Independence Standards Board Standard Number 1 regarding all relationships between the independent accountants and the Company that may impact the independent accountants' objectivity and independence, and discuss such report with the independent accountants. The Committee shall also recommend any appropriate action to the Board in response to the written report necessary to satisfy itself of the independence and objectivity of the independent accountants.

  . At least annually, obtain and review a report by the independent accountants describing such firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

  . Review with the independent accountants, prior to the initiation of the annual audit, the independent accountants' process for identifying and responding to key audit and internal control risks, and the scope and approach of the audit to assure completeness of coverage of key business controls and risk areas.

  . Periodically discuss separately with management, the independent accountants and the internal auditors the adequacy and integrity of the Company's accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company's financial disclosure and the extent to which major recommendations made by the independent accountants or the internal auditors have been implemented or resolved.

  . Approve the formation of all offshore subsidiaries or affiliates of the Company.

  . Serve as a channel of communication between the independent auditor and the Board and/or management of the Company. The independent auditors are ultimately accountable to the Committee.

  . Instruct the independent accountants to report directly to the Committee any problems or difficulties incurred in connection with the audit, including any restrictions on the scope of activities or access to required information, or any disagreements with management and resolve any disagreements between management and the independent accountants regarding financial reporting.

  . Review and discuss with management and the independent accountants disclosures made in management's discussion and analysis of financial condition and the financial statements and footnotes included in the annual report to stockholders and Form 10-K filings made with the SEC prior to the filing of such reports with the SEC. In addition, review findings of any examinations by regulatory agencies, such as the SEC.

  . Review with management and the independent accountants at the completion of the annual audit:

     . The independent accountants' audit of the financial statements and their report thereon.

     . Any significant changes required in the independent accountants' audit plan.

     . The existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves.

     . The critical accounting policies used in the financial statements, an analysis of the effect of alternative methods of applying GAAP on the Company's financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

     . Insider and affiliated party transactions and potential conflicts of interest.

     . Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

  . Review significant reports prepared by the Company's finance and administration department (or an internal or external audit department, if any) together with management's response and follow up to these reports.

  . Review and approve the appointment, performance and replacement of any senior executive responsible for the internal audit function of the Company.

  . Direct the scope of the duties and activities of any senior executive responsible for the internal audit function of the Company, who shall report directly to the Committee.

  . Periodically meet and review with any senior executive responsible for the internal audit function of the Company the regular internal reports to management prepared by the Company's finance and administration department (or its internal or external audit department, if any) and the progress of activities and any findings of major significance stemming from internal audits.

  . Discuss with management and any senior executive responsible for the internal audit function of the Company policies with respect to risk assessment and risk management.

  . Review with management and the independent accountants the effect of regulatory and accounting initiatives as well as any off-balance sheet structures contemplated by the Company on the Company's financial statements.

  . Review and discuss with management and the independent accountants the Company's quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in management's discussion and analysis of financial condition and the results of the independent accountants reviews of the quarterly financial statements.

  . Review and discuss with financial management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance, if any, provided to analysts or ratings agencies.

  . Review with management and the independent accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise issues regarding the Company's financial statements or accounting policies.

  . Review with the Company's management and/or legal counsel legal and regulatory matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  . Discuss with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit.

  System of Internal Controls

  . Review and evaluate the effectiveness of the Company's process for assessing significant risks or exposures and the steps management has taken to minimize such risks to the Company. Consider and review with management and the independent accountants the following:

     . The effectiveness of or weaknesses in the Company's internal controls including the status and adequacy of management information systems and other information and security, the overall control environment and accounting and financial controls;

     . Any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data and (ii) any fraud, including that which involves management or other employees who have a significant role in the Company's internal controls; and

     . Any related significant findings and recommendations of the independent accountants, together with management's response thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls.

  . Assess internal processes for determining and managing key financial statement risk areas.

  . Ascertain whether the company has an effective process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

  . Review with management and the independent accountants any significant transactions that are not a normal part of the Company's operations and changes, if any, in the Company's accounting principles or their application.

  Corporate Compliance Process

  . Approve for recommendation to the Board the Company's policies and procedures regarding compliance with the law and with significant Company policies, including, but not limited to, codes of conduct expressing principles of business ethics, legal compliance, the Foreign Corrupt Practices Act, environmental, health, and safety issues, and other matters relating to business conduct, and programs of legal compliance designed to prevent and detect violations of law.

  . Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters. Monitor actions taken by the Company in response to any letters or reports to management provided by the internal auditors or independent accountants.

  . Monitor compliance with the Company's code of conduct and approve any waivers under the code of conduct.

  . Investigate at its discretion any matter brought to its attention, which investigation may include reviewing the books, records and facilities of the Company and interviewing Company officers or employees.

  . Review management's monitoring of the Company's compliance programs and evaluate whether management has the proper review systems in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

  . Review with the Company's management and others any legal, tax or regulatory matters that may have a material impact on Company operations and the financial statements, related Company compliance policies, and programs and reports received from regulators.

  . Review policies and procedures with respect to officers' expense accounts, including their use of corporate assets, and consider the results of any review of these areas by the independent accountants.

Meetings

   The Committee will meet at least quarterly, or more frequently as necessary to carry out its responsibilities. Of these meetings, the Committee should meet at least annually with management, the independent auditors and the individuals responsible for the Company's internal audit function in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee will also meet with management and the independent accountants prior to the release of the Company's quarterly or annual earnings to discuss the results of the quarterly review or audit as applicable.

   The Chairman of the Committee and/or management of the Company may call additional meetings as deemed necessary. In addition, the Committee will make itself available to the independent accountants of the Company as requested by such independent accountants.

   All meetings of the Committee shall be held pursuant to the Bylaws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company records. Reports of meetings of the Committee, including committee actions and recommendations, shall be made to the Board at its next regularly scheduled meeting following the Committee meeting.

Other Committee Responsibilities

   The Committee will review and reassess the adequacy of this Charter on an annual basis, and will submit the charter to the Board for approval. The Committee Charter will be included in the proxy statement as required under Securities and Exchange Commission regulations.

   The Committee will prepare a report to shareholders, to be included in the proxy statement on an annual basis as required by the Securities and Exchange Commission. This report will specifically address the following activities carried out by the Committee during the year:

  .   The Committee's review of the independence of its members.

  .   Confirmation of the annual review of this Charter.

  . The Committee's review of the Company's audited financial statements with management.

  . The Committee's discussion with the independent auditors of the matters required to be communicated to audit committees.

                           [NEON SYSTEMS, INC. LOGO]

                       14100 Southwest Freeway, Suite 500
                             Sugar Land, Texas 77478

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 4, 2003

Dear Stockholders:

     On Tuesday, February 4, 2003, NEON Systems, Inc. will hold its annual meeting of stockholders at our offices located at 14100 Southwest Freeway, Suite 500, Sugar Land, Texas. The meeting will begin at 10:00 a.m., Sugar Land, Texas time.



     Only stockholders that own stock at the close of business on December 11, 2003 can vote at the meeting.

                                See Reverse Side

                              FOLD AND DETACH HERE



                                IMPORTANT NOTICE:

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE VIA THE INTERNET OR TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.


THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL PROPOSALS.

                                                                                                                  Please mark    [X]
                                                                                                                  your votes as
                                                                                                                  indicated in
                                                                                                                  this example




1.   To elect three Class III Directors to the Board of Directors.                [ ] FOR         [ ] WITHHELD
                                                                                                      FOR ALL
     01 John J. Moores;
     02 David F. Cary;
     03 Loretta Cross; and
     04 Peter Schaeffer

Withheld for the nominees you list below: (Write that nominee's name in the space provided below)

------------------------------------------------

II.  To ratify the selection of KPMG LLP as independent auditors for the fiscal      [ ] FOR     [ ] AGAINST    [ ] ABSTAIN
     year ending March 31, 2003

III. To transact any other business that is properly brought before the meeting



                                                                             By checking the box to the right, I consent to      [ ]
                                                                             future delivery of annual reports, proxy
                                                                             statements, prospectuses and other materials and
                                                                             shareholder communications electronically via the
                                                                             Internet at a webpage which will be disclosed to
                                                                             me. I understand that the Company may no longer
                                                                             distribute printed materials to me for any future
                                                                             shareholder meeting until such consent is revoked.
                                                                             I understand that I may revoke my consent at any
                                                                             time by contacting the Company's transfer agent,
                                                                             Mellon Investor Services LLC, Ridgefield Park, NJ
                                                                             and that costs normally associated with electronic
                                                                             delivery, such as usage and telephone charges as
                                                                             well as any costs I may incur in printing
                                                                             documents, will be my responsibility.

Signature                                              Signature                                  Date
          --------------------------------------------          ---------------------------------      ----------------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                      Vote by Internet or Telephone or Mail
                          24 Hours a Day, 7 Days a Week

       Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

 Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

                                    Internet
                           http://www.eproxy.com/nesy

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                       OR

                                    Telephone
                                 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR

                                      Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

               If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.